EXHIBIT 99.1

Company Contact: TechPrecision Corporation Mr. Richard F. Fitzgerald Chief Financial Officer Tel: 1-610-246-2116 Email: Fitzgeraldr@techprecision.com www.techprecision.com	Investor Relations Contact: CCG Investor Relations Mr. Crocker Coulson President Tel: 1-646-213-1915 or Mr. Gary Chin, Tel: 1-646-213-1909 Email: crocker.coulson@ccgir.com www.ccgir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports First Quarter Fiscal Year 2010 Results

Westminster, MA – August 12, 2009  – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the first quarter of fiscal year 2010, period ended March 31, 2010.

First Quarter of Fiscal 2010 Highlights

•	Net sales decreased 71.5% to $3.3 million

•	Gross profit declined 83.3% to $0.6 million

•	Gross profit margin was 17.0% vs. 29.0% in the prior year

•	Operating income reversed to a $(0.2) million loss from $2.8 million

•	Income (loss) before income taxes was $(0.3) million compared to $2.6 million

•	Net income (loss) was $(0.1) million vs. $1.6 million in the prior year

•	Net income (loss) per common share was $(0.01) basic and diluted, versus $0.12 and $0.06 basic and diluted for the first quarter of the previous year

First Quarter Results

For the three months ended June 30, 2009, sales decreased to $3.3 million or 71.5%, from $11.7 million in the first quarter of fiscal 2009.  The global economic downturn adversely impacted operations in the first quarter.  A significant portion of the decrease resulted from the decrease in sales to the Company’s solar customer.

“Following a strong year in fiscal 2009, our first quarter results continued to reflect the effects of the weak economic conditions worldwide,” said Mr. Louis Winoski, Interim CEO of TechPrecision Corporation. “We believe there are some signs of recovery, but continue to forge ahead in targeting new products and verticals to diversify our revenue stream. More recently, we were particularly pleased to have secured a 3-year, exclusive manufacturing and supply agreement to produce key components for a revolutionary proton beam radiotherapy medical device to treat cancer, which should add another steady, recurring revenue stream for us in the years ahead,” added Mr. Winoski.

Cost of sales for the quarter ended June 30, 2009 decreased by $5.5 million to $2.8 million, a decrease of 66.7%, from $8.3 million for quarter ended June 30, 2008. Gross margin was 17.0% in the first fiscal quarter of 2010 compared to a gross margin of 29.0% in the first fiscal quarter of 2009. The gross margin decline was largely attributable to the reduction in sales volume and the accompanying decline in capacity utilization.

Selling, administrative and other expenses for quarter ended June 30, 2009 were $298,000 as compared to $139,000 for quarter ended June 30, 2008, reflecting increased professional fees, marketing costs and severance pay.

The Company had an income tax benefit of $0.2 million in the three months ended June 30, 2009 as compared to an expense of $1.1 million in the three months ended June 30, 2008. The tax benefit in the June 2009 quarter was due primarily to the recognition of tax assets related to timing differences and the tax effects of losses that are expected to be either realized during the remainder of the year or recognized as a deferred tax asset at the end of the year.

As a result of the factors described above, TechPrecision’s net loss was $0.1 million ($0.01 per share basic and diluted) for the quarter ended June 30, 2009 as compared to $1.6 million ($0.12 per share basic and $0.06 per share diluted) for the quarter ended June 30, 2008.

Financial Condition

At June 30, 2009, TechPrecision had working capital of $10.9 million as compared with working capital of $11.2 million at March 31, 2009, a decrease of $0.3 million reflecting the Company’s decreased level of business.  Cash used in operations was $0.9 million for the three months ended June 30, 2009 as compared to $1.2 million for the three months ended June 30, 2008. The decrease in operating cash flow was due to the net effect of a decrease in net profits, decrease in costs incurred on uncompleted contracts and payment of accounts payable and accrued expenses in the three months ended June 30, 2009. As of June 30, 2009, the Company had $9.4 million in cash and equivalents. Stockholder’s equity decreased to $9.9 million compared to $10.0 million on March 31, 2009.

Business Outlook

TechPrecision provides elements of a proprietary product for a customer in the alternative energy industry and has a track record of providing key components to the nuclear energy industry as well. The alternative energy industry has experienced rapid growth in recent years; however, this growth trend has recently reversed.  Accordingly, the near-term demand for products in alternative energy, including both solar and nuclear, is uncertain.  Although the Company believes that over the long term, the alternative energy segment will expand, it is addressing the current reduced demand in the alternative energy segment by diversifying into other industries.  The reduced level of business from the Company’s largest customer has affected TechPrecision’s sales, gross profit and net income in the June 30, 2009 quarter, and the Company expects these factors to continue to affect it in the remainder of its fiscal year ended March 31, 2010.

The Company is one of a few participants in the U.S. with the certifications to manufacture commercial nuclear equipment. Although it did not have significant revenue from this segment during fiscal 2009 and in the first quarter of fiscal 2010, TechPrecision is actively working on producing prototypes for components for next generation nuclear plants, and the Company believes that it is well positioned to benefit from any nuclear renaissance in the United States.

The Company’s wholly-owned subsidiary, Ranor Inc. recently entered into an exclusive 3-year manufacturing and supply agreement to produce key components for a revolutionary proton beam radiotherapy (“PBRT”) device to treat cancer that is being developed by Still River Systems, Inc. of Littleton, MA.  Under the terms of the agreement, Ranor will manufacture certain key components for initial units of Still River’s Monarch250, a proprietary proton beam radiotherapy system to be delivered to Still River’s business partners throughout the United States.  Components for the initial systems are now nearing completion at Ranor and are undergoing various phases of testing.  Provided that testing of the SRS Monarch250 system continues to progress successfully, and following FDA clearance, this could generate approximately $30 million in revenues to Ranor for the initial systems over the next three years.

“We believe this quarter represents a trough for us as the world emerges from the long, deep recession,” stated Mr. Winoski. “We are positioned well to take advantage of a recovery in the alternative energy sector as we seek new opportunities there and in the nuclear sector.  We are also extremely optimistic about the prospects for our recent medical device contract win.”

As of June 30, 2009, the company had a backlog of orders totaling approximately $39.5 million of which $28.5 million represented orders from its largest customer.  During the three months ended June 30, 2009, the largest customer canceled a portion of their orders reducing the total backlog to $22.7 million. Post the cancellation, the remaining backlog from the solar customer of approximately $11.7 million includes approximately $3.4 million of open product purchase orders and approximately $8.3 million of material buyback.   The backlog includes orders in excess of $1.0 million from each of five customers totaling more than $7.9 million in addition to the largest customer. The Company expects to deliver the backlog during the years ended March 31, 2010 and March 31, 2011.

Teleconference Information

The Company will hold a conference call at 10:00 a.m. Eastern (U.S.) time on Thursday, August 13, 2009. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-778-8903 or 913-312-1483. When prompted by the operator, mention Conference Passcode 5346733.

If you are unable to participate in the call at this time, a replay will be available for 5 days starting on Thursday, August 13 at 1:00 p.m. Eastern Time. To access the replay, dial 888-203-1112 or 719-457-0820, and enter the Passcode 5346733.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing.  To learn more about the Company, please visit the corporate website at http://www.techprecision.com.  Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

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TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended
	June 30 ,
	2009	2008
Net sales	$3,318,911	$11,658,134
Cost of sales	2,754,109	8,277,803
Gross profit	564,802	3,380,331
Operating expenses:
Salaries and related expenses	393,367	435,095
Professional fees	76,212	47,687
Selling, general and administrative	298,421	138,996
Total operating expenses	768,000	621,778
Income from operations	(203,198)	2,758,553
Other income (expenses)
Interest expense	(104,162)	(118,781)
Interest income	3,186	--
Finance costs	(4,256)	(3,826)
Total other income (expense)	(105,232)	(122,607)

Income (loss) before income taxes	(308,430)	2,635,946
Provision for income taxes	183,685	(1,064,250)
Net (loss) income	$(124,745)	$1,571,696
Net (loss) income per share of common stock (basic)	$(0.01)	$0.12
Net (loss) income per share (basic) and net income per share (diluted)	$(0.01)	$0.06
Weighted average number of shares outstanding (basic)	13,907,513	12,925,606
Weighted average number of shares outstanding (diluted)	13,907,513	26,421,957

 TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30, 2009	March 31, 2009
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$9,403,943	$10,462,737
Accounts receivable, less allowance for doubtful accounts of $25,000	1,655,553	1,418,830
Costs incurred on uncompleted contracts, in excess of progress billings	3,529,599	3,660,802
Inventories - raw materials	305,161	351,356
Deferred tax asset	246,133	--
Prepaid expenses	1,555,844	1,583,234
Other receivables	30,000	59,979
Total current assets	16,726,233	17,536,938
Property, plant and equipment, net	3,533,588	2,763,434
Equipment under construction	--	887,279
Deferred loan cost, net	100,410	104,666
Total assets	$20,360,231	$21,292,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$631,721	950,681
Accrued expenses	571,767	710,332
Accrued taxes	-	155,553
Deferred revenues	3,953,249	3,945,364
Current maturity of long-term debt	624,593	624,818
Total current liabilities	5,781,330	6,386,748
LONG-TERM DEBT
Notes payable- noncurrent	4,667,914	4,824,453
STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred
Stock, with 6,295,508 shares issued and outstanding at June 30,2009
and 6,295,508 at March 31, 2009 (liquidation preference of $1,794,220 and $1,794,220 at June 30, 2009 and March 31, 2009, respectively.)	2,287,508	2,287,508
Common stock -par value $.0001 per share, authorized,
90,000,000 shares, issued and outstanding, 13,907,513
shares at June 30, 2009 and March 31, 2009	1,392	1,392
Paid in capital	2,827,395	2,872,779
Retained earnings	4,794,692	4,919,437
Total stockholders’ equity	9,910,987	10,081,116
Total liabilities and stockholders' equity	$20,360,231	$21,292,317

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Three Months Ended
	June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(124,745)	$1,571,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121,383	136,471

Changes in operating assets and liabilities:
Accounts receivable	(236,723)	(1,891,316)
Deferred income taxes	(246,133)	(90,772)
Inventory	46,195	(57,584)
Costs incurred on uncompleted contracts	(454,217)	4,790
Other receivables	29,979	--
Prepaid expenses	27,390	787,284
Accounts payable and accrued expenses	(725,578)	1,316,052
Accrued severance	112,500	--
Customer advances	593,307	(551,836)
Net cash provided by (used in)operating activities	(856,642)	1,224,785

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	--	(123,540)
Deposits on equipment	--	(150,000)
Net cash used in investing activities	--	(273,540)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital distribution of WMR equity	(45,384)	(46,875)
Issuance of common stock on exercise of warrants	--	170,060
Payment of notes and lease obligations	(156,768)	(153,217)
Net cash used in financing activities	(202,152)	(30,032)

Net (decrease) increase in cash and cash equivalents	(1,058,794)	921,213
Cash and cash equivalents, beginning of period	10,462,737	2,852,676
Cash and cash equivalents, end of period	$9,403,943	$3,773,889